Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SenesTech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	6,015,879	(2)	$0.41	(3)	$2,466,510.39	(3)	0.00014760	$364.06
	Total Offering Amounts							$2,466,510.39			$364.06
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$364.06

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of SenesTech, Inc. (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), that may become issuable by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.
(2)	Represents (i) 5,869,150 shares of Common Stock issuable upon the exercise of new warrants issued to a certain holder in connection with the warrant repricing and (ii) 146,729 shares of common stock issuable upon the exercise of new warrants issued to the placement agent in connection with the warrant repricing.
(3)	Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market LLC on October 4, 2023.